Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-148703 of our report dated February 29, 2008 (March 14, 2008 as to Note 26), relating to the financial statements of Deerfield Capital Corp. (the “Company”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, appearing in the Company’s Current Report on Form 8-K dated March 18, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 18, 2008